EXHIBIT 5.2


                    [Letterhead of Willkie Farr & Gallagher]



December 30, 2002



Teva Pharmaceutical Industries Limited
5 Basel Street
P.O. Box 3190
Petach Tikva 49131
Israel

Teva Pharmaceutical Finance B.V.
c/o MeesPierson Trust (Curacao) N.V.
J.B. Gorsiraweg 14
Curacao, Netherlands Antilles

Ladies and Gentlemen:

We have acted as U.S. counsel to Teva Pharmaceutical Industries Limited, an Israeli corporation (the "Guarantor"), in connection with the preparation and filing of a Registration Statement on Form F-3 (the "Registration Statement") by the Guarantor and Teva Pharmaceutical Finance B.V., a limited liability company organized under the laws of the Netherlands Antilles and an indirect, wholly owned subsidiary of the Guarantor (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to (1) $450,000,000 aggregate principal amount of 0.375% Convertible Senior Debentures Due 2022 of the Company (the "Debentures"), (2) the Guarantor's unconditional guarantee thereof (the "Guarantee") and (3) such indeterminable number (initially, 10,489,778, as adjusted for the two-for-one split of Teva's ordinary shares paid to holders of record as of December 10, 2002) of the Guarantor's American Depository Receipts (the "ADRs"), evidencing American Depository Shares (the "ADSs") representing ordinary shares, NIS 0.1 par value (the "Ordinary Shares"), as may be required for issuance upon conversion of the Debentures. As used herein, "Conversion Securities" means the ADSs, the ADRs and the Ordinary Shares. The Debentures and Conversion Securities, if and when sold, will be sold by certain security holders of the Guarantor or the Company, as applicable.

For purposes of the opinions hereinafter expressed, we have reviewed the Indenture, dated as of November 18, 2002 (the "Indenture"), by and among the Company, the Guarantor and The Bank of New York, as trustee (the "Trustee"), the Debentures, the Deposit Agreement, dated as of February 12, 1997 (the "Deposit Agreement"), among the Guarantor, The Bank of New York, as depositary (the "Depositary"), and the holders from time to time of the Guarantor's ADSs, as well as such other material, as we have deemed necessary as a basis for the opinions expressed herein. Insofar as the opinions expressed herein involve factual matters, we have relied (without



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Teva Pharmaceutical Industries Limited
Teva Pharmaceutical Finance B.V.
December 30, 2002
Page 2


independent factual investigation), to the extent we deemed proper or necessary, upon certificates of, and other communications with, officers and employees of the Company and the Guarantor and upon certificates of public officials.

In making the examinations described above, we have assumed the genuineness of all signatures, the capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

Our opinions set forth herein are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to issuers of securities of the nature the Debentures and the Conversion Securities.

The opinions expressed herein are limited to matters governed by the federal laws of the United States of America and the laws of the State of New York, and we express no opinion with respect to the laws of any other country, state or jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that:

          (i) The Indenture, assuming due authorization, execution and delivery thereof by the Company, the Trustee and the Guarantor, constitutes a legally valid and binding agreement of the Company and the Guarantor enforceable against the Company and the Guarantor in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, subject to general principles of equity and to limitations on availability of equitable relief, including specific performance (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          (ii) The Debentures, assuming due authorization, execution and delivery by the Company, constitute legally valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, subject to general principles of equity and to limitations on availability of equitable relief, including specific performance (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          (iii) The Guarantee, assuming due authorization, execution and delivery by the Guarantor, constitutes the legally valid and binding obligation of the Guarantor, entitled to the benefit of the Indenture.



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Teva Pharmaceutical Industries Limited
Teva Pharmaceutical Finance B.V.
December 30, 2002
Page 3


          (iv) The Deposit Agreement, assuming due authorization, execution and delivery by the Depositary and the Guarantor, constitutes a legal, valid, binding and enforceable instrument of the Guarantor, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); and, upon issuance by the Depositary of the ADRs evidencing the ADSs, against the deposit of the Ordinary Shares in accordance with the provisions of the Deposit Agreement, the ADRs will be duly and validly issued and the persons in whose names such ADRs are registered will be entitled to the rights specified therein and in the Deposit Agreement.

This opinion is being rendered solely in connection with the registration of the offering and sale of the Debentures or the Conversion Securities, pursuant to the registration requirements of the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.


/s/ Willkie Farr & Gallagher